Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$225,000,000	$6,907.50
Pricing Supplement dated May 11, 2007		Rule 424(b) (3)
(To Prospectus dated November 6, 2006 and		File No.333-138464
Prospectus Supplement dated November 6, 2006)

PACCAR FINANCIAL CORP.

Medium-Term Notes – Floating Rate

CUSIP# 69371RG91

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒	BNP Paribas Securities Corp.
☐	Barclays Capital Inc
☐	Citigroup Global Markets Inc.
☐	Goldman, Sachs & Co.
☒	UBS Securities LLC
☐	Morgan Stanley & Co., Inc.
☒	Other: HSBC Securities (USA) Inc.
acting as ☐ principal ☒ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $225,000,000	Original Issue Date:	May 17, 2007
Agent’s Discount or Commission: 0.03%	Final Maturity Date:	May 17, 2010
Net Proceeds to Company: $224,932,500	Interest Payment Date(s):	Quarterly on the 17th or the next business day of February, May, August, and November via the modified following business day convention, commencing August 17, 2007

Calculation Agent:

Interest Calculation:
☒ ☐	Regular Floating Rate Note Inverse Floating Rate Note Fixed Interest Rate:	☐	Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: August 17, 2007

Interest Reset Date(s): Quarterly on the 17th or the next business day of February, May, August, and November via the modified following business day convention.

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate
☐ CMT Rate	Designated LIBOR Page:	☐ Other (see attached)
☐ CMT Telerate Page 7051	☐ LIBOR Reuters Page
☐ CMT Telerate Page 7052	☒ LIBOR Telerate Page 3750
If CMT Telerate Page 7052:	LIBOR Currency: USD
☐ Weekly Average
☐ Monthly Average

Index Maturity: 3 Month LIBOR

Spread (+/-):  +.05%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐    30/360 for the period from               to              .

☒   Actual/360 for the period from May 17, 2007 to May 17, 2010.

☐    Actual/Actual for the period from              to              .

Redemption:

                        The Notes may not be redeemed prior to the Maturity Date.

☐            The Notes may be redeemed at the option of the Company prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:      %

Annual Redemption Percentage Reduction:      % until Redemption Percentage is 100% of the Principal Amount.

☐            The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                       (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                       (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:      %

Form:   ☒ Book-Entry   ☐ Certificated

Other Provisions:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or the issuer at 1-425-468-7400.